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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Laskawy                              Philip                 A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Henry Schein, Inc.
135 Duryea Road
--------------------------------------------------------------------------------
                                    (Street)

Melville                           New York              11747
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Henry Schein, Inc. (HSIC)
--------------------------------------------------------------------------------
3.   IRS Social Security Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------
4.   Statement for Month/Year


--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)
        June 10 2002
        See explanation of responses.
--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director 10%                         [_]  Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                          4.                          5.             6.
                                                          Securities Acquired (A)     Amount of      Owner-
                                             3.           or Disposed of (D)          Securities     ship
                                             Trans-       (Instr. 3, 4 and 5)         Benefi-        Form:       7.
                               2.            action       -----------------------     cially         Direct      Nature of
1.                             Transaction   Code                                     Owned at End   (D) or      Indirect
Title of Security              Date          (Instr. 8)              (A)              of Month       Indirect    Beneficial
(Instr. 3)                     (Month/       ----------              or               (Instr. 3      (I)         Ownership
                               Day/Year)     Code  V      Amount     (D)   Price      and 4)         (Instr.4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value        05/28/2002     P              1,100    A     $49.79                    I          By Spouse
$0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value        05/28/2002     P                200    A     $49.77                    I          By Spouse
$0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value        05/28/2002     P                500    A     $49.76                    I          By Spouse
$0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value        05/28/2002     P                100    A     $49.758                   I          By Spouse
$0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value        05/28/2002     P                100    A     $49.759     2,000         I          By Spouse
$0.01 per share
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v)

Please see reverse explanation of footnotes.
                                                                      (Over)
                                                             SEC 1474 (7-96)

                                     1 of 2

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Employee Stock    $40.82   03/05/02    A   V     10,000      (2)   03/05/12    Common   10,000           10,000      D
Option (1)
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

This amendment is to correct errors in columns 3 and 4 of Table I of the original filing.

(1) Granted pursuant to the Henry Schein, Inc. 2001 Non-employee Director Stock Option Plan.
(2) The option becomes exercisable in three equal annual installments beginning March 5, 2003.


                         /s/ Philip A. Laskawy                   1/6/03
             --------------------------------------------     ------------
                    **Signature of Reporting Person               Date




**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                            SEC 1474 (7-96)